Exhibit 21.1
List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization
Butler Animal Health Supply, LLC (d.b.a. Butler Schein Animal Health Supply)	Delaware
Butler Animal Health Holding Company, LLC 1	Delaware
W.A. Butler Company 2	Delaware
Camlog Holding AG 3	Switzerland
Henry Schein Canada, Inc. 4	Ontario, Canada
Henry Schein Holding GmbH. 5	Germany
Henry Schein Europe, Inc. 6	Delaware
Henry Schein Practice Solutions Inc.	Utah

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1  Butler Animal Health Holding Company, LLC is the parent, holding company of Butler Animal Health Supply, LLC.

2  W.A. Butler Company owns a majority interest in Butler Animal Health Holding Company, LLC.

3  Camlog Holding AG is the parent company of five consolidated majority-owned subsidiaries which operate in the dental implant industry outside the United States (Camlog Biotechnologies AG, Camlog Consulting GmbH, Camlog Holding GmbH, Camlog Schweiz AG, Camlog Vertriebs GmbH and Altatec GmbH).

4  Henry Schein Canada, Inc. owns a majority interest in Camlog Holding AG.

5  Henry Schein Holding GmbH is the parent, holding company of 26 consolidated wholly-owned subsidiaries, all of which operate in the dental distribution field outside the United States.

6  Henry Schein Europe, Inc. is the parent, holding company of Henry Schein Holding GmbH.